Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of this 6th  day of March  2014, by and between CHROMADEX, INC., a California corporation ("Employer"), and TROY RHONEMUS, an individual ("Employee").

R E C I T A L S

A.           Employer desires to continue to obtain the benefit of the services of Employee and Employee desires to continue to render such services to Employer.

B.           Employee is currently employed by Employer on an “at will” basis

C.           Employer and Employee desire to set forth the terms and conditions of Employee’s employment with Employer on the terms and subject to the conditions of this Agreement.

A G R E E M E N T

In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties, intending to be legally bound, agree as follows:

1.           Term. Employer agrees to continue to employ Employee, and Employee agrees to continue to serve Employer, in accordance with the terms of this Agreement, for a term (the "Term") beginning on March 6th, 2014 (the "Effective Date") and continuing for a period of one year and continue thereafter in successive one (1) year automatic renewal terms  unless earlier terminated in accordance with the provisions hereof.

2.           Employment of Employee.

(a)           Specific Positions. Employer and Employee hereby agree that, subject to the provisions of this Agreement, Employer will continue to employ Employee and Employee will, as of the Effective Date, serve Employer as the Chief Operating Officer (COO)   of Employer. Employee shall report to, and perform such usual and customary duties of such office and as may be delegated to Employee from time to time by, the Chief Executive Officer of Employer (the “CEO”), including, without limitation, those specific duties set forth on Exhibit A attached hereto, subject always to the policies as determined from time to time by Employer. Employer may and reserves the right to change Employee's position and reporting relationship subject to the needs of its business.

(b)           Promotion of Employer's Business. During the Term, Employee shall not engage in any business competitive with Employer. Employee agrees to devote his full business time, attention, knowledge, skill and energy to the business, affairs and interests of Employer and matters related thereto, and shall use his best efforts and abilities to promote Employer's interests; provided, however, that Employee is not precluded from devoting reasonable periods of time required: (i) for serving as a director or committee member of any organization that does not compete with Employer or that does not involve a conflict of interest with Employer; or (ii) for managing his personal investments; so long as in either case, such activities do not materially interfere with the regular performance of his duties under this Agreement.

(c)           Principal Office. Employee's principal office and normal place of work shall be at Employer's offices in California or as otherwise assigned by Employer consistent with the needs of its business.

3.           Salary. Employer shall pay to Employee during the Term a base salary ("Base Salary") of $180,000 per year payable in accordance with Employer’s normal payroll schedule. The Base Salary may be reviewed no more frequently than annually during the Term and may be increased (but not decreased) at Employer's sole discretion in accordance with Employer's normal review process.

4.           Other.

(a)           In addition to the Base Salary set forth in Section 3, above, Employer shall pay to Employee an annual cash bonus (each, an “Annual Bonus”) in an amount equal to up to 30% of the Base Salary in effect as of the last day of the immediately preceding fiscal year based upon the achievement of performance targets with respect to Employer’s business to be mutually agreed upon by Employee and the Board (the “Bonus Target”); provided, however, that in the event that Employer’s business performance for any fiscal year is greater than 75%, but less than 100% of the applicable Bonus Target, Employee shall be paid the percentage of the maximum Annual Bonus determined by linear interpolation (i.e., 87.5% of the applicable Bonus Target would result in an Annual Bonus under this Section 4 of 15% of such Base Salary); provided further, however, that in the event the parties are unable to agree to a mutually acceptable Bonus Target at any time during the term of this Agreement, Employee shall be paid an Annual Bonus for any such fiscal year of not less than 15% of such Base Salary.  Each Annual Bonus payment shall be paid on or before March 30 of the fiscal year following the fiscal year for which the Annual Bonus is payable, but only after the company has filed it form 10-k for the fiscal year that the bonus was accrued in.

(b)           Option Grant.  At the next meeting of Employer’s Compensation Committee after the Effective Date, Employer shall grant to Employee, (a) an option to purchase 250,000 shares of Employer’s common stock  To the maximum extent possible, the Options shall be “incentive stock options” as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  The Options will be governed by a separate Stock Option Agreement and Employer’s Second Amended and Restated 2007 Equity Incentive Plan, as it may be amended through the date of grant (as amended, the “Plan”).  The exercise price of the Options will be equal to the fair market value of the common stock of Employer on the date of the grant, as determined by Employer’s Compensation Committee in a manner consistent with Sections 409A and 422 of the Code.  Each of the Options will vest as determined by Employer’s Compensation Committee.

5.           Benefits.

(a)           Welfare and Retirement Benefits. During Employee's employment by Employer under this Agreement, Employee shall be eligible for participation in and shall be covered by any and all such medical, dental, life and other voluntary insurance plans, retirement and profit sharing plans and such other similar benefits generally available to other employees of Employer in similar employment positions, on the same terms as such employees, subject to meeting applicable eligibility requirements. Employee shall also be covered by long-term disability insurance, to the extent that such insurance is available to Employer on commercially reasonable terms and conditions, such that, upon a termination of Employee by Employer under Section 6(c) as a result of a disability, Employee shall be entitled to receive disability insurance coverage in an amount and for a duration at least equal to that made generally available to officers of Employer under Employer's long-term disability insurance in effect as of the date of this Agreement.

(b)           Reimbursements. During Employee's employment with Employer under this Agreement, Employee shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Employee in performing services hereunder, including all expenses of travel at the request of, or in the service of, Employer provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Employer.

6.           Termination.

(a)           Termination for Cause. Employer shall have the right, exercisable immediately upon written notice, to terminate Employee's employment for "Cause."

(i)           Definition of Cause. As used herein, "Cause" means any of the following:  (A) Employee is convicted by a court of competent jurisdiction of, or pleads "no contest" to, a felony or any other crime involving moral turpitude (other than minor traffic violations); (B) Employee engages in fraud, embezzlement or any other illegal conduct substantially detrimental to the business or reputation of Employer, regardless of whether such conduct is designed to defraud Employer or others; (C) Employee imparts confidential information relating to Employer or its business to competitors or to other third parties other than in the course of carrying out Employee's duties; (D) Employee refuses to perform his duties hereunder or otherwise breaches any material covenant, warranty or representation of this Agreement, or Employee's Non-Disclosure and Confidentiality Agreement with Employer, and fails to cure such breach (if such breach is then capable of being cured) within 10 business days following written notice thereof specifying in reasonable detail the nature of such breach, or if such breach is not capable of being cured in such time, a cure shall not have been diligently initiated within such 10 business day period, (E) violation of any rules, policies or procedures of Employer, as documented in Employer’s then current Human Resources Standards manual, associate guidebook or other written or electronically published company policies; (F) Employee’s willful failure to follow any lawful directive of the Board; and (G) any action on the part of Employee which discredits or disparages Employer or its reputation.

(ii)           Effect of Termination. Upon termination in accordance with this Section 6(a), Employee shall be entitled to no further payments from Employer under this Agreement, except for the payments, of cash and in-kind, provided for under Sections 3 and 5 of this Agreement accrued hereunder through the effective date of such termination. Employer's exercise of its right to terminate for Cause shall be without prejudice to any other remedy to which it may be entitled at law, in equity or under this Agreement.

(b)           Voluntary Termination. Employee may terminate his employment at any time by giving no less than 30 days' written notice to Employer. Employer reserves the right to accept Employee's voluntary termination immediately, without notice and without any further payment obligation except as described below.

(i)           No Reason. Upon termination in accordance with this Section 6(b), except as otherwise provided in Section 6(b)(ii), below, Employee shall be entitled to no further payments from Employer under this Agreement, except for the payments, of cash and in-kind, provided for under Sections 3 and 5 of this Agreement accrued hereunder through the effective date of such termination.

(ii)           Good Reason. Notwithstanding anything to the contrary in Section 6(b)(i), above, if Employee terminates his employment under this Section 6(b) for Good Reason (as defined below), Employee shall be entitled to receive from Employer all of the compensation and benefits provided for in Section 6(e), below. As used herein, "Good Reason" means a failure by Employer to comply with any other material provision of this Agreement which has not been cured within 60 days after notice of such failure has been given by Employee to Employer, which notice has been given by Employee to Employer no later than 60 days after the initial existence of such failure, or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by Employer within such 60 day period.

(c)           Termination Due to Death or Disability. This Agreement shall automatically terminate upon the death of Employee. In addition, if any disability or incapacity of Employee to perform his duties as the result of any injury, sickness or physical, mental or emotional condition continues for a period of 70 consecutive days or a total of 70 days in any 90-day period, Employer may terminate Employee's employment upon written notice to Employee. Upon termination in accordance with this Section 6(c), Employee (or Employee's estate, as the case may be) shall be entitled to those payments, of cash and in-kind, provided for under Sections 3 through 5, inclusive, of this Agreement accrued hereunder through the date of death or, in the case of disability, the date of termination. Notwithstanding any policy of Employer to the contrary, any bonus that would be due to Employee for the fiscal year in which termination pursuant to this Section 6(c) occurs will be prorated to Employee (or Employee’s estate, as the case may be) at the time Employee would have received such bonus had he remained an employee of Employer. During such time that Employee is unable to perform his duties as a result of any injury, sickness or physical, mental or emotional condition, Employer, at its option, may reduce the Base Salary by the amount, if any, of the disability insurance or similar benefits for which Employee receives as a result of such injury, sickness or physical, mental or emotional condition. Such reductions to the Base Salary, if any, shall be limited to benefits actually received by Employee (including any withholding taxes paid on Employee’s behalf) from disability insurance plans paid for by Employer or from state or federal government mandated disability plans. The Base Salary shall not be reduced by any disability insurance benefits received by Employee, if any, from plans purchased by Employee.

(d)           Termination Upon Cessation of Business. Employer shall have the right to immediately terminate Employee's employment under this Agreement upon a "Cessation of Business." For purposes of this Agreement, a "Cessation of Business" shall mean Employer's ceasing to operate in the ordinary course of business, whether by dissolution, liquidation, sale of assets, consolidation, merger or otherwise, in connection with, pursuant to or arising out of a good faith determination by Employer that the continuing operation of the business in its ordinary course is reasonably likely to render Employer unable to meet its liabilities as they mature. If Employee is so terminated by Employer pursuant to this Section 6(d) during the Term,  Employer shall pay to Employee (i) the Base Salary until the last to occur of (A) the expiration of the remaining portion of the Initial Term or the then applicable Renewal Term, as the case may be, or (B) the expiration of the 12-month period commencing on the date Employee is terminated, and (ii) the Maximum Annual Bonus.  Employer shall make payment of such Base Salary and the Maximum Annual Bonus in a single lump sum payment at termination.

(e)           Termination Without Cause. Employer shall have the right, exercisable upon written notice, to terminate Employee's employment under this Agreement for any reason other than set forth in Sections 6(a), (c) and (d), above, at any time during the Term. If Employee is so terminated by Employer pursuant to this Section 6(e) during the Term, Employer shall pay Employee two weeks of Base Salary for each full year of service to a maximum of eight (8) weeks of the Base Salary. Should Employee, at Employee’s sole and exclusive option, provide Employer, no later than two (2) weeks prior to the end of the salary continuation benefits specified in the preceding sentence with Employer’s then standard form of separation, waiver and release agreement of all claims against Employer, then Employer agrees to (i) extend the period during which Employer shall pay to Employee the Base Salary, and (ii) reimburse Employee for the cost of the same medical, dental, long-term disability and life insurance pursuant to Section 5(a) to which Employee was entitled hereunder as of the date of termination provided, however, that in the case of such medical and dental insurance, that Employee makes a timely election for, and continues to qualify for, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, in each case (i.e., the Base Salary and insurance), until the expiration of twelve months from the date of termination.  Employer shall make such payments in accordance with its regular payroll schedule. If any such payments are due Employee upon a Cessation of Business, all remaining payments shall become immediately due and payable upon the occurrence of such Cessation of Business.

(f)            Termination due to Change of Control: If (i) a Change of Control occurs and (ii) within one month prior to the date of such Change in Control or up to 12 months after the date of such Change in Control and your employment relationship is terminated by the Company other than for Cause, Employee shall be entitled to receive from Employer all of the compensation and benefits provided for in Section 6(d), above and the vesting of all outstanding stock awards in favor of Employee shall immediately vest in full.

(g)           Exclusive Remedy. The payments contemplated by this Agreement shall constitute Employee's exclusive and sole remedy for any claim that Employee might otherwise have against Employer under this Agreement which, but for Employee's termination of employment hereunder, might otherwise be due and payable by Employer to Employee. Employee covenants not to assert or pursue any such remedies, other than an action to enforce the payments due to Employee under this Agreement. Nothing in this Section 6(f), however, shall be construed to bar, preclude or otherwise limit Employee's right to bring an action against Employer if Employee's termination of employment with Employer was otherwise unlawful or in violation of public policy.

7.           Miscellaneous.

(a)           Withholdings. All payments to Employee hereunder shall be made after reduction for all federal, state and local withholding and payroll taxes, all as determined under applicable law and regulations, and Employer shall make all reports and similar filings required by such law and regulations with respect to such payments, withholdings and taxes.

(b)           Succession. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. The obligations and duties of Employee hereunder shall be personal and not assignable.

(c)           Notices. Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted by overnight express delivery or by facsimile to and received by the party to whom such notice is intended (provided the original thereof is sent by mail, in the manner set forth below, on the next business day after the facsimile transmission is sent), or in lieu of such personal delivery or overnight express delivery or facsimile transmission, on receipt when deposited in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address set forth below such party's signature to this Agreement.  The parties may change their respective addresses for the purpose of this Section 6(c) by giving notice of such change to the other parties in the manner which is provided in this Section 6(c).

(d)           Entire Agreement. This Agreement, along with Employee’s Non-Disclosure and Confidentiality Agreement referenced herein and incorporated by reference herein, contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any other prior agreements, whether oral or written, between the parties relating to said subject matter, including, without limitation, that certain offer letter dated November 9, 2012, from Employer to Employee and the Prior Employment Agreement.

(e)           Headings. The headings of Sections herein are used for convenience only and shall not affect the meaning or contents hereof.

(f)           Waiver; Amendment. No provision hereof may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties hereto.

(g)           Severability. If any of the provisions of this Agreement shall be held unenforceable by the final determination of a court of competent jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, such provision or provisions shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only to the extent required by the law of that jurisdiction.

(h)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(i)           Application of Section 409A - Notwithstanding anything to the contrary in this Agreement, solely to the extent that such delay is required in order to avoid the imposition of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if Employee is a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, any payments to be made pursuant to this Agreement that are considered to be non-qualified deferred compensation distributable in connection with the Employee’s separation from service with Employer for purposes of Section 409A of the Code, and which otherwise would have been payable at any time during the six-month period immediately following Employee’s separation from service with Employer, shall not be paid prior to, and shall instead be payable in a lump sum within ten (10) business days following the end of such six-month period.  Each payment of Base Salary, bonus or other compensation under this Agreement, including, without limitation, each payment to be made following termination of employment, shall be treated as a separate payment for purposes of Section 409A of the Code. If any payment that is to be made as a lump sum upon a Cessation of Business under Section 6(d) is considered to be non-qualified deferred compensation for purposes of Section 409A of the Code, then such payment shall be made as a lump sum payment of all obligations remaining under this Agreement (rather than continuing to be paid in installments on previously scheduled payment dates) only if one or more of the following conditions are satisfied: (A) the Cessation of Business includes the corporate dissolution of the Employer taxable under Section 331 of the Code and the lump sum payment is made and taxable to Employee within 12 months following the corporate dissolution, or (B) the payment of the lump sum is approved by a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), or (C) the Cessation of Business constitutes a "change in control event" as defined for purposes of Section 409A of the Code, the lump sum payment is made within the 30 days preceding or 12 months following such change in control event, and all deferred compensation agreements, methods, programs, and other arrangements sponsored by the Employer or its successor immediately after the change in control event with respect to each individual that experienced the change in control event are similarly terminated and liquidated, or (D) any other event or condition has occurred or exists that allows for the acceleration of such payment without resulting in the imposition of an additional tax under Section 409A of the Code. The parties agree that in the event the Internal Revenue Service issues additional guidance to the effect that any of the payments provided for in this Agreement would not be in compliance with Section 409A of the Code, the parties will negotiate in good faith to address such guidance so that such payments are compliant with Section 409A of the Code to the extent reasonably practicable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

"EMPLOYER": CHROMADEX, INC., a California corporation By: /s/ FRANK L. JAKSCH JR. Frank L. Jaksch Jr. Chairman and CEO	"EMPLOYEE": /s/ TROY RHONEMUS Troy Rhonemus

EXHIBIT A

Responsibilities

Responsible for all aspects of Employer’s operating facilities in California, Colorado and additional business development projects as may be assigned from time to time by the CEO.